Exhibit 6

JOINT FILING AGREEMENT

The undersigned hereby agree that this Statement on Schedule 13D, dated the date hereof, with respect to the shares of common stock of Diamond Resorts International, Inc., is, and any amendments thereto signed by the undersigned shall be, filed on behalf of each of the undersigned pursuant to, and in accordance with, the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: August 5, 2013

THE 2006 BERKMAN TRUST FOR DAVID J. BERKMAN FAMILY

/s/ Jared T. Finkelstein, as attorney-in-fact for The 2006 Berkman Trust for David J. Berkman Family
Jared T. Finkelstein, attorney-in-fact for The 2006 Berkman Trust for David J. Berkman Family

/s/ Jared T. Finkelstein, as attorney-in-fact for David J. Berkman
Jared T. Finkelstein, attorney-in-fact for David J. Berkman